Exhibit 10.26

COVENTRY HEALTH CARE, INC.
2004 MID-TERM EXECUTIVE RETENTION PROGRAM

ARTICLE I
ESTABLISHMENT AND PURPOSE OF THE PROGRAM

        1.01 Establishment of the Program. Coventry Health Care, Inc. (the “Company”) desires to adopt and establish a two-year executive retention program for a select group of its key management and highly compensated employees and their beneficiaries to be administered pursuant to the Coventry Health Care Inc. 2004 Incentive Plan (the “2004 Incentive Plan”). Subject to the approval of the 2004 Incentive Plan by the Company’s shareholders, the Company shall by execution of this document create a Program known as the “Coventry Health Care, Inc. 2004 Mid-Term Executive Retention Program” which shall be effective as of July 1, 2004 (the “Effective Date”).

        1.02 Purpose. The purpose of the Program is to attract and retain senior executive officers possessing outstanding ability and to motivate such officers to achieve corporate and individual goals by means of long-term incentives.

        1.03 Administration. The Program shall be administered by the Administrative Committee. Awards paid to Covered Officers will be made pursuant to the 2004 Incentive Plan and are governed by the terms of the 2004 Incentive Plan. In the event of any inconsistency between the terms of this Program with respect to such awards and the 2004 Incentive Plan, the terms of the 2004 Incentive Plan shall govern.

        It is the intention of the Company that the Program meet all of the requirements necessary or appropriate to be an unsecured retention and deferred compensation program for a select group of management or highly compensated employees within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(l), which is not a qualified retirement plan under the Code. It is the further intention of the Company that all Awards hereunder to Covered Officers shall qualify for the “performance-based exception” to the deduction limitation imposed by Section 162(m) of the Code. All provisions hereof shall be interpreted accordingly.

ARTICLE II
DEFINITIONS

        As used in the Program:

        2.01 “Accounts” shall mean the Company Cash Account and Stock Account maintained by the Administrative Committee under Articles IV and V or any other section of the Program to reflect a Participant’s interest (or the undistributed interest of a Beneficiary) under the Program to the extent such Account has been created for a Participant or Beneficiary.

        2.02 “Administrative Committee” shall mean the committee provided for in Section 14.01 hereof.

        2.03 “Beneficiary” shall mean any person, persons and/or entity entitled to receive benefits which are payable pursuant to Article XI hereof upon or after a Participant’s death.

        2.04 “Bonus” or “Bonuses” shall mean amounts paid to a Participant under any bonus program or arrangement of the Employer during the one year period immediately prior to the Effective Date and for each Program Year thereafter but shall not include amounts paid under the Program.

        2.05 “Calendar Year” shall mean January 1 through December 31.

        2.06 “Change in Control” means the happening of any of the following:

    (i)        any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its Subsidiaries, becomes the beneficial owner of the Company’s securities having thirty five percent (35%) or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business or other than transactions which are approved by a majority of the Board of Directors of the Company); or

     (ii)        as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transactions are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or

    (iii)        during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

        2.07 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. References to any Section of the Internal Revenue Code shall include any successor provisions thereto.

        2.08 “Company” shall mean Coventry Health Care, Inc. or any company that is a successor thereto as a result of a merger, consolidation, liquidation, transfer of assets or other reorganization.

        2.09 “Company Cash Allocation” shall mean the amounts credited to the Participant in the Company Cash Account by the Company in accordance with Section 4.01 hereof.

        2.10 “Company Cash Account” shall mean the Account maintained for each Participant to record the amounts of the Company Cash Allocation credited to the Participant pursuant to Section 4.01 hereof, as adjusted in accordance with the provisions of the Program.

        2.11 “Compensation” shall mean the Base Salary and Bonus paid to the Employee, including amounts that are not includible in the gross income of the Participant under a salary reduction agreement by reason of the application of Sections 125, 402(e)(3), 402(h) or 403(b) of the Code.

Compensation shall not include the following:

                2.11 (1)       Amounts credited or paid under the Program or deferred into a Participants Account.

                2.11 (2)       Amounts included in an Employee’s income for federal income tax purposes upon the exercise of a non-qualified stock option or upon receipt or vesting of any restricted stock or other property.

                2.11 (3)       Amounts included in an Employee’s income for federal income tax purposes upon the sale, exchange or disposition of stock acquired upon exercise of an incentive stock option.

                2.11 (4)       Any expense allowance, car allowance, fringe benefits (cash and non-cash), non-cash payments, reimbursed expenses, group-term life insurance or excess group-term life insurance, contributions by the Company to any Supplemental Executive Retirement Plan (SERP) or 401(k) plans or other similar items which are not included in the Participant’s Salary (other than bonuses), whether or not such amounts are includible in the Employee’s gross income.

        2.12 “Covered Officer” shall have the meaning set forth in the 2004 Incentive Plan.

        2.13 “Date of Employment” or “Date of Reemployment” shall mean the day on which an Employee first commences employment, or first commences reemployment following Termination of Employment with the Employer.

        2.14 “Disability” shall mean disability as determined by the Administrative Committee pursuant to Section 10.02.

        2.15 “Effective Date” shall mean July 1, 2004.

        2.16 “Eligible Employee” shall mean those Employees who are selected for participation in the Program by the Administrative Committee of the Program.

        2.17 “Employee” shall mean any person who is employed by one or more Employers, and is on an Employer's payroll.

        2.18 “Employer” shall mean the Company or any affiliated company or subsidiary of the Company that adopts the Program.

        2.19 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. References to any Section of ERISA shall include any successor provision thereto.

        2.20 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

        2.21 “Fiscal Year” shall mean the fiscal year of an Employer. The Fiscal Year of the Company ends on December 31.

        2.22 “Model Portfolio” shall mean the investment vehicles established by the Company for the purpose of crediting earnings or losses to Company Cash Accounts.

        2.23 “Participant” shall mean an Eligible Employee who participates in the Program as provided in Article III hereof.

        2.24 “Program” shall mean this Coventry Health Care, Inc. 2004 Mid-Term Executive Retention Program as set forth in this document, and as hereafter amended.

        2.25 “Program Year” shall mean the twelve (12) consecutive month period ending on June 30.

        2.26 “Salary” shall mean the annual base salary paid to a Participant according to the Company’s normal payroll practices computed immediately prior to the Effective Date and on each June 30 thereafter.

        2.27 “Stock Account” shall mean the Account established for each Participant to record the amounts of stock credits, equal in value to the price of the Company’s common stock, and credited to the Participant, pursuant to Section 5.01 hereof.

        2.28 “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

        2.29 “Termination For-Cause” shall mean termination of employment with an Employer resulting from (i) a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, or (ii) a Participant’s willful misconduct or dishonesty, which is directly and materially harmful to the business or reputation of the Company or any Employer.

        2.30 “Termination Not-for-Cause” shall mean the termination of employment with an Employer (where the Employee does not remain employed by another Employer), whether voluntary or involuntary, other than by reason of the Participant’s Death or Termination For-Cause as defined herein.

        2.31 “Valuation Date” shall mean the last day of the respective month.

        2.32 “Valuation Period” shall mean a calendar month.

        2.33 “Year of Service” shall mean a Program Year during which the Participant remains in the full time employment of an Employer.

ARTICLE III
REQUIREMENTS FOR ELIGIBILITY AND PARTICIPATION

        3.01 Eligibility. Each Eligible Employee in the employ of the Company on the Effective Date shall become a Participant on the Effective Date, subject to the provisions of Section 3.03. Any Employee who first becomes an Eligible Employee after the Effective Date will become a Participant on the date he or she becomes an Eligible Employee, subject to the provisions of Section 3.03.

        3.02 Cessation of Eligible Employee Status. If any Participant who does not incur a Termination of Employment ceases to be an Eligible Employee as defined in Section 2.15 hereof, then during the period that such Participant is not an Eligible Employee: (i) such Participant shall not receive any further allocation of any Company Contributions, if any, under the Program, and (ii) such Participant’s Account shall continue to be adjusted as provided in Article IX hereof.

        3.03 Participation in the Program. Each Eligible Employee shall become a Participant only after receiving a notification letter which shall define both the initial level of the Company’s Cash Allocation credited to the Company Cash Account and the number of shares of stock credits, equal in value to the price of the Company’s common stock, credited to the Stock Account for such Participant, and the performance goals and targets applicable to each such Award for the first Program Year.

ARTICLE IV
COMPANY CONTRIBUTIONS

        4.01 Company Cash Allocations. The Company will make an initial Company Cash Allocation to the Program for a Participant as disclosed in a notification letter for the initial Program Year as of the Effective Date. For the Initial Company Cash Allocation to the Program and for the subsequent Program Year beginning July 1, 2005, the Company Cash Allocation for each Participant and the performance targets to which such Awards are subject, will be determined by the Administrative Committee and approved by the Compensation Committee, prior to the beginning of the Program Year, and a notification letter will be issued to each Participant evidencing such allocation and performance criteria. The Company Cash Allocation for the Covered Officers shall be determined by the Compensation Committee for each Program Year and shall be subject to the performance goals adopted by the Compensation Committee. The performance goals and targets applicable to Awards for all Participants for the Program Year beginning July 1, 2004 shall be as set forth on Exhibit A hereto. Subject to any lower limitation set forth in the 2004 Incentive Plan, the maximum Company Cash Allocation for the Chief Executive Officer will be determined by the Compensation Committee. Subject to any lower limitation set forth in the 2004 Incentive Plan, the maximum Company Cash Allocation for the Chief Operating Officer, the Chief Financial Officer and the SVP, CSO and CIO of the Company, shall be forty percent (40%) of Compensation for each Program Year. The maximum Company Cash Allocation for any other Eligible Employee shall be twenty five percent (25%) of Compensation for each Program Year.

        4.02 Timing of Company Cash Allocations. Company Cash Allocations will be made on July 1 of each year.

        4.03 Company Cash Allocations in the Event of a Change-of-Control. In the event of a Change-of-Control, and coincident with the effective time of the Change-of-Control, the Company will make an additional Company Cash Allocation in an amount equal to the initial Company Cash Allocation multiplied by the number of years in the program remaining for which no allocation has yet been made. A zero Company Cash Allocation for a Participant shall be deemed an allocation for purposes of the forgoing calculation.

ARTICLE V
STOCK

        5.01 Stock Allocation. On July 1, 2004 and July 1, 2005, each Participant will be eligible to receive additional credits to his or her Stock Account as of such date in an amount equal to the number of shares determined by dividing thirty five percent (35%) of the Participant’s Company Cash Allocation for that Program Year by the average closing stock price for the Company’s common stock as indicated on the NYSE for the ten (10) consecutive trading days prior to the date of the contribution. Credits to the Stock Accounts of Participants shall be further subject to the Company’s attainment of performance goals and targets set by the Compensation Committee which goals and targets for the Program Year beginning July 1, 2004 are set forth on Exhibit A hereto.

        5.02 Stock Allocations in the Event of a Change-of-Control. In the event of a Change-of-Control, and coincident with the effective time of the Change-of-Control, an additional credit to the Stock Account for each Participant will be made in an amount equal to the initial award for such Participant multiplied by the number of years remaining in the program for which no credit has yet been made. A zero credit to a Participant’s Stock Account shall be deemed a credit for purposes of the forgoing calculation.

ARTICLE VI
VESTING OF ACCOUNTS

        6.01 Vesting of Participant’s Accounts. Subject to the Company’s attainment of the relevant performance targets, each Participant will become one hundred percent (100%) vested in his or her Accounts on July 1, 2006. In the event the pre-established performance targets are not met by the Company for any period, each Participant will forfeit his or her Award applicable to such period. Notwithstanding the foregoing, earlier vesting of an Award shall occur upon the earliest of the following circumstances, unless such Award has previously been forfeited on account of the Company’s failure to meet the performance targets related thereto:

              6.01(l)        Accelerated Vesting in the Event of a Change-of-Control. In the event of a Change-of-Control, each Participant’s Accounts will vest in full as of the date of the Change-of-Control.

              6.01(2)        Accelerated Vesting in the Event of a Participant’s Death or Involuntary Termination Not-for-Cause. In the event of a Participant’s Death or involuntary Termination Not-for-Cause, as defined herein, each Participant’s Accounts will vest as of the date of Participant’s Death or involuntary Termination Not-for-Cause.

        6.02 Forfeiture of Participant’s Accounts. In the event of a Participant’s Voluntary Termination Not-for-Cause, or Termination For-Cause, the Participant’s Accounts will be forfeited in their entirety. Such forfeiture will not be reallocated among other Program Participants but may be applied to future Company Cash Allocations and Stock Allocations.

ARTICLE VII
ACCOUNT DISTRIBUTIONS

        7.01 Account Distribution. Except as otherwise provided below, each Participant’s Accounts will be distributed in full within thirty (30) days after becoming vested. The Company may, however, permit a Participant to defer receipt of his or her Account for an additional period of time established by the Company provided that such election is made at least twelve (12) months before the Participant is scheduled to become vested in his or her Account, barring an accelerated vesting event described in Sections 6.01(1) or (2). In the event a Participant elects to defer receipt of his or her Account in accordance with the preceding sentence, the Account will be distributed within thirty (30) days of the end of the deferral period, except as may otherwise be required by Section 12.01 of this Program. Any Death Benefit under this Program shall be payable to the beneficiary or beneficiaries most recently designated by a Participant in accordance with Section 11.02 below.

        7.02 Form of Distribution. The Participant’s Company Cash Account and Stock Account will be distributed in cash. The value of a Participant’s Stock Account shall be determined based on the average closing stock price for the Company’s common stock as indicated on the NYSE for the ten (10) consecutive trading days prior to the valuation date.

ARTICLE VIII
SOURCE OF PAYMENTS OF DEFERRED COMPENSATION

        The Program is a non-qualified, unfunded, unsecured, deferred compensation program. Therefore, all benefits owing under the Program shall be paid out of the Company’s general corporate funds, which are subject to the claims of creditors. Neither the Participant nor any Beneficiary shall have any right, title or interest whatever, or any claim, preferred or otherwise, in or to any particular asset of the Company as a result of participation in this Program. Nothing contained in the Program, and no action taken pursuant to its provisions, shall create or be construed to create a trust or fiduciary relationship of any kind between the Company and a Participant or any other person. Neither a Participant nor a Beneficiary of a Participant shall acquire any interest greater than that of an unsecured creditor in any assets of the Company.

ARTICLE IX
VALUATION OF ACCOUNTS

        9.01 Participants’ Accounts. The Administrative Committee shall establish and maintain a Company Cash Account and Stock Account for each Participant. Each Account shall reflect the credits, charges and forfeitures allocable thereto in accordance with the Program. The Administrative Committee shall maintain records which will adequately disclose at all times the state of each separate Account hereunder. The books, forms and methods of accounting shall be entirely subject to the supervision of the Administrative Committee.

        9.02 Periodic Determination of Participants' Accounts.

              9.02(1)        Allocation of Net Earnings and Adjustments in Value of the Accounts. The net earnings or losses of the Accounts under the Program for a particular Valuation Period shall be determined on the basis of the earnings for such Valuation Period. Participants will be credited with earnings or losses on their Company Cash Account in amounts equal to the earnings or losses on a Model Portfolio as established by the Company. To the extent necessary under Section 162(m) of the Code, credits of such earnings shall be deemed to be an additional grant separate from the original performance-based grant to the Cash Account. The value of a Participant’s Stock Account shall be determined based on the closing stock price for the Company’s common stock as indicated on the NYSE for the last trading day on or immediately prior to the valuation date.

              9.02(2)        Computations. All of the computations required to be made under the provisions of Article IX, when made, shall be conclusive with respect thereto and shall be binding upon all the Participants, Beneficiaries, and all other persons.

ARTICLE X
DISABILITY BENEFITS

        10.01 Disability Benefits. If a Participant suffers a Disability, such Participant shall remain an Eligible Employee and a Participant for all purposes under the Program, including receipt of future Company Cash Allocations and Stock Awards. Payments to a Participant who has suffered a Disability shall be made at the time and in the manner provided in Article VII hereof.

        10.02 Determination of Disability. The Administrative Committee shall determine whether a Participant has suffered a Disability based upon proof thereof which the Participant must provide to the Administrative Committee, and its determination in that respect is binding upon the Participant.

ARTICLE XI
DEATH BENEFITS

        11.01 Death Benefits. Upon the death of a Participant while in the employ of an Employer, his or her Beneficiary, determined in accordance with Section 11.02 hereof, shall receive the full amount credited to his or her Company Cash Account and Stock Account valued as of the Valuation Date coinciding with or immediately preceding the date on which the Participant dies. The Administrative Committee may require proper proof of death.

        Payments resulting from the death of a Participant shall be made at the time and in the manner provided in Article VII hereof.

        11.02 Designation of Beneficiaries. Each Participant may designate a Beneficiary or Beneficiaries, and contingent Beneficiary or Beneficiaries, if desired, to receive his or her interest hereunder in the event of his or her death, but the designation of a Beneficiary shall not be effective for any purpose unless and until it has been filed with the Administrative Committee on the form provided therefor. If the deceased Participant failed to name a Beneficiary in the manner herein prescribed, or the Beneficiary or Beneficiaries so named predecease the Participant, the amount, if any, which is payable hereunder in respect of such deceased Participant shall be paid to the legal representative or representatives of the estate of the deceased Participant. Any payment made to any person pursuant to the power and discretion conferred upon the Administrative Committee by the preceding sentence shall operate as a complete discharge of all obligations under the Program in respect of such deceased Participant and shall not be subject to review by anyone, but shall be final, binding and conclusive on all persons ever interested hereunder. A Participant may from time to time change any Beneficiary previously designated by him or her without notice to such Beneficiary, under such rules and regulations as the Administrative Committee may from time to time promulgate, but the last Beneficiary designation filed with the Administrative Committee shall control.

ARTICLE XII
EMPLOYMENT TERMINATION BENEFITS

        12.01 Termination Benefits. In the event a Participant voluntarily terminates his or her employment, or is Terminated For-Cause by an Employer, at any time prior to the date he or she becomes vested in his or her Account, no benefits will be paid to the Participant or any Beneficiary under this Program. Upon the termination of employment of a Participant for any reason at any time following the date the Participant became vested in his or her Account, the Participant shall be entitled to a distribution of his or her Account in full with thirty (30) days of the termination date.

ARTICLE XIII
MISCELLANEOUS PROVISIONS RESPECTING PARTICIPANTS

        13.01 Participants to Furnish Required Information.

              13.01(1)        Each Participant shall furnish to the Administrative Committee such information as the Administrative Committee considers necessary or desirable for purposes of administering the Program, and the provisions of the Program respecting any payments hereunder are conditional upon the Participant’s furnishing promptly such true, full and complete information as the Administrative Committee may reasonably request.

              13.01(2)        Any notice or information which according to the terms of the Program or the rules of the Administrative Committee must be filed with the Administrative Committee, shall be deemed so filed if addressed and either delivered in person or mailed, postage fully prepaid, to the Administrative Committee. The Administrative Committee may, in its sole discretion, modify or waive any specified notice requirement; provided, however, that such modification or waiver must be administratively feasible, must be in the best interest of the Participant, and must be made on the basis of rules of the Administrative Committee that are applied uniformly to all Participants.

        13.02 Restrictions on Assignment. The benefits provided hereunder are intended for the personal security of persons entitled to payment under the Program, and are not subject in any manner to the debts or other obligations of the persons to whom they are payable. The interest of a Participant or such Participant’s Beneficiary or Beneficiaries may not be sold, transferred, assigned or encumbered in any manner, either voluntarily or involuntarily, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be null and void; neither shall any benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such benefits or funds are payable, nor shall they be subject to garnishment, attachment, or other legal or equitable process nor shall they be an asset in bankruptcy. All of the provisions of this Section 13.02, however, are subject to Article VII, and to withholding of any applicable taxes.

        13.03 Participants’ Rights. Establishment of the Program shall not be construed as giving any Participant the right to be retained in the Employers’ service or employ, and nothing contained herein shall be construed in any way to limit or restrict the right of any Employer to discharge any employee regardless of whether such employee is a Participant or to change such employee’s position or the basis or amount of such employee’s compensation. Establishment of the Program shall not give any Participant the right to receive any benefits not specifically provided by the Program. A Participant shall not have any interest in the amounts credited to his Accounts until such Accounts are vested in accordance with the Program. All amounts credited to Accounts for a Participant under the Program shall remain the sole property of the Employer, subject to the claims of its general creditors and available for its use. With respect to amounts credited to an Account of a Participant, the Participant is merely a general creditor of the Employer; and the obligation of the Employer hereunder is purely contractual and shall not be secured in any way.

        13.04 Address for Mailing of Benefits. Each Participant entitled to benefits hereunder shall file with the Administrative Committee from time to time in writing such Participant’s post office address and each change of address. Any check representing payment hereunder and any communication addressed to a Participant, an Employee or Beneficiary, at such person’s last address filed with the Administrative Committee, or if no such address has been filed, then at such person’s last address as indicated on the records of an Employer, shall be deemed to have been delivered to such person on the date on which such check or communication is deposited, postage prepaid, in the United States mail.

        13.05 Unclaimed Account Procedure. The Administrative Committee shall not be obliged to search for, or ascertain the whereabouts of any Participant or Beneficiary. The Administrative Committee, by certified or registered mail addressed to such Participant’s or Beneficiary’s last known address, shall notify the Participant or Beneficiary that such Participant or Beneficiary is entitled to a distribution under this Program.

ARTICLE XIV
ADMINISTRATION OF THE PROGRAM

        14.01 Appointment of Administrative Committee. The administration of the Program will be the responsibility of the Administrative Committee which shall mean the Compensation Committee of the Board of Directors of the Company. For Participants other than Covered Officers, the Administrative Committee may delegate the administration of the Program to the Chief Executive Officer of the Company or such other person(s) as shall be appointed by the Compensation Committee of the Board of Directors of the Company. The Administrative Committee shall have the sole power, duty and responsibility for directing the administration of the Program in accordance with its provisions.

        14.02 Compensated Expenses of the Administrative Committee. The members of the Administrative Committee shall serve without compensation for their services as such, but the reasonable and necessary expenses of the Administrative Committee shall be reimbursed by the Company.

        14.03 Secretary and Agents of the Administrative Committee. The Administrative Committee may appoint a Secretary who may, but need not, be a member of the Administrative Committee, and may employ such officers and employees of the Company and such agents and such clerical and other administrative personnel as reasonably may be required for the purpose of administering the Program. Such administrative personnel shall carry out the duties and responsibilities assigned to them by the Administrative Committee.

        14.04 Actions of Administrative Committee.

              14.04(1)        A majority of the members of the Administrative Committee shall constitute a quorum for the transaction of business, and shall have full power to act hereunder. Action by the Administrative Committee shall be official if approved by a vote of a majority of the members present at any official meeting. The Administrative Committee may, without a meeting, authorize or approve any action by written instrument signed by a majority of all of the members. Any written memorandum signed by the Chief Executive Officer of the Company, or any other member of the Administrative Committee, or by any other person duly authorized by the Administrative Committee to act, in each case when acting within the authority granted by the Program, in respect of the subject matter of the memorandum, shall have the same force and effect as a formal resolution adopted in open meeting.

              14.04(2)        A member of the Administrative Committee may not vote, in his or her capacity as an Administrative Committee member, or decide upon any matter relating solely to him or her or vote on any case in which his or her individual right or claim to any benefit under the Program is specifically involved.

              14.04(3)        The Administrative Committee shall maintain written records of its actions, and as long as such written records are maintained, members may participate and hold a meeting of the Administrative Committee by means of conference telephone or similar communications equipment which permits all persons participating in the meeting to hear each other. Participation in such a meeting constitutes presence in person at such meeting.

        14.05 Authority of Administrative Committee. The Administrative Committee is authorized to take such actions as may be necessary to carry out the provisions and purposes of the Program and shall have the authority to control and manage the operation and administration of the Program. In order to effectuate the purposes of the Program, the Administrative Committee shall have the power and discretion to construe and interpret the Program, to supply any omissions therein, to reconcile and correct any errors or inconsistencies, to decide any questions in the administration and application of the Program, and to make equitable adjustments for any mistakes or errors made in the application of the Program. All such actions or determinations made by the Administrative Committee, and the application of rules and regulations to a particular case or issue by the Administrative Committee shall not be subject to review by anyone, but shall be final, binding and conclusive on all persons ever interested hereunder. In construing the Program and in exercising its power under provisions requiring Administrative Committee approval, the Administrative Committee shall attempt to ascertain the purpose of the provisions in questions and when such purpose is known or reasonably ascertainable, such purpose shall be given effect to the extent feasible. Likewise, the Administrative Committee is authorized to determine all questions with respect to the individual rights of all Participants and then Beneficiaries under this Program, including, but not limited to, all issues with respect to eligibility, valuation of Accounts, and level of Company contributions subsequent to the first Program Year.

        14.06 General Administrative Powers. The Administrative Committee shall have authority to make, and from time to time revise, rules and regulations for the administration of the Program.

ARTICLE XV
AMENDMENT OF THE PROGRAM

        The Company reserves the right to amend the Program at any time and from time to time provided that a copy of any such amendment is delivered to all Participants and/or Beneficiaries following the adoption of the amendment. However, no amendment or modification shall, without the consent of a Participant or Beneficiary, adversely affect such Participant or Beneficiary’s rights with respect to amounts previously credited to his or her Accounts under the Program at the time of such amendment.

ARTICLE XVI
TERMINATION OF PROGRAM

        The Company reserves the right to terminate the Program at any time; however, no termination shall, without the consent of a Participant or Beneficiary, adversely affect such Participant’s or Beneficiary’s rights with respect to amounts credited to his or her Accounts under the Program up to the time of termination. Upon such termination of the Program, barring the Change-of-Control provision being invoked as defined in Section 2.06, or unless another Program of comparable benefit is established by the Company prior to the end of the three (3) year term to which the Participant can roll over his or her Accounts, all Participants, at the discretion of the Administrative Committee shall be entitled to receive the amount then credited to their respective Accounts in a lump-sum distribution of the Company Cash Account and their Stock Account.

ARTICLE XVII
MISCELLANEOUS

        17.01 Withholding. The Administrative Committee shall determine whether or not federal and state income tax withholding is required with respect to any distribution hereunder. Notwithstanding any other provision of this Program to the contrary, all rights and benefits of a Participant or Beneficiary are subject to withholding of any tax required by law to be withheld.

        17.02 Article and Section Headings. The titles or headings of the respective Articles and Sections in this Program are inserted merely for convenience and shall be given no legal effect.

        17.03 Unfunded Status of the Program. Any and all payments made to the Participant pursuant to the Program shall be made only from the general assets of the Company. All Accounts under the Program shall be for bookkeeping purposes only and shall not represent a claim against specific assets of the Company.

        17.04 Applicable Law. THIS PROGRAM SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND TO THE EXTENT NOT PREEMPTED BY APPLICABLE FEDERAL LAW.

        IN WITNESS WHEREOF, the Company has caused this Program to be executed by its duly authorized officers as of this 1st day of July, 2004.

COVENTRY HEALTH CARE, INC.
By:	/s/ Allen F. Wise
Title:	President and Chief Executive Officer

EXHIBIT A

     Per the Program, the Company Cash Allocation and the credits to the Stock Accounts of all Participants shall be subject to the Company’s attainment of performance goals and targets for the Program Year beginning July 1, 2004, as set forth below by the Compensation Committee:

  The goals for the Program Year beginning July 1, 2004 are as follows: EPS
  The target for the Program Year beginning July 1, 2004 are as follows: Budgeted EPS